EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement (No. 333-196328) on Form S-1 of WaferGen Bio-systems, Inc. and subsidiaries (collectively, the “Company”) of our report dated March 14, 2014, relating to our audits of the consolidated financial statements, appearing in the Prospectus, which is part of this Registration Statement. Our report dated March 14, 2014 relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ SingerLewak LLP

San Jose, California
August 19, 2014